Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statements on:

• Form S-3	Nos. 33-49280, 33-55542, 33-56940, 33-68760, 33-51101, 33-62903, 33-63663, 333-04809, 333-12439, 333-27155, 333-37992, 333-42575, 333-44549, 333-48474, 333-49442, 333-51201, 333-68949, 333-90079, 333-57364, 333-75554, 333-102206, 333-103940, 333-105316, 333-106510, 333-106598, 333-108047, 333-117615, 333-122925, 333-125845, 333-126744, 333-132177, 333-132370, 333-132373, 333-135163, 333-135867, 333-142849, 333-146471, 333-152454, 333-154914, 333-157386 and 333-157459.

• Form S-8	Nos. 33-50206, 33-64985, 333-02809, 333-02811, 333-49124, 333-56589, 333-65487, 333-77425, 333-94905, 333-58460, 333-58458, 333-63016, 333-89442, 333-101134, 333-107166, 333-112928, 333-124635, 333-148844, 333-148846 and 333-154759.

of Citigroup Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2008 and 2007, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2008 and 2007, and Citigroup’s effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Citigroup. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes in Citigroup’s methods of accounting for fair value measurements, the fair value option for financial assets and financial liabilities, uncertainty in income taxes and cash flows relating to income taxes generated by a leverage lease transaction.

/s/ KPMG LLP

New York, New York

February 27, 2009